Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, President/CEO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Second Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – July 28, 2005 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $317,000 and $659,000 or $0.19 and $0.39 per diluted share for the three and six months ended June 30, 2005, compared to $437,000 and $904,000, or $0.27 and $0.51 per diluted share, respectively, for the three and six months ended June 30, 2004. Compared to 2004, second quarter 2005 net earnings decreased 27.46%.

President Paul C. Hudson stated, “The reduced quarterly earnings are primarily attributable to margin compression caused by deposit costs rising faster than loan yields and lower loan sale gains. In the past, higher loan volumes offset the rate compression, but in the first half of 2005 we experienced lower lending volumes. We continue to be focused on improving net loan growth and the net interest rate spread by originating retail commercial real estate loans with better yields and fees, and by attracting lower cost core deposits.”

Net Earnings

The change in net earnings, comparing 2005 to 2004, was primarily attributable to decreases in net interest income and non-interest income, and an increase in non-interest expense. Net interest income before provision for loan losses decreased $57,000 and $146,000, or 2.41% and 3.10%, respectively, for the three and six months ended June 30, 2005 compared to the same periods in 2004. Non-interest income decreased $109,000 and $132,000, or 29.86% and 17.69%, for the three months and six months ended June 30, 2005 compared to the same periods in 2004. Non-interest expense increased $45,000 and $131,000, or 2.25% and 3.32%, for the three and six months ended June 30, 2005 compared to the same periods in 2004.

Net Interest Income

Net interest income before provision for loan losses decreased to $2,308,000 for the three months ended June 30, 2005, from $2,365,000 for the same period in 2004. Although average interest earning assets increased $42.0 million for second quarter 2005 compared to 2004, the annualized net interest spread for the quarter decreased by 68 basis points when compared to the second quarter of 2004. A slower rate of loan growth in 2005 has reduced our ability to offset margin compression, as we have in the past.

The annualized net interest rate spread for the three months ended June 30, 2005 was 3.14% compared to 3.82% for the same period in 2004. The 68 basis point decrease in spread was attributable to the decline in the weighted average yield on interest earning assets and the increase in the weighted average cost of funds on interest-bearing liabilities. The annualized yield on interest-earning assets declined by 14 basis points to 5.52% for the three months ended June 30, 2005 from 5.66% for the same period in 2004. The annualized weighted average cost of funds increased 54 basis points, to 2.38% for the three months ended June 30, 2005 compared to 1.84% for the same period in 2004. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) at June 30, 2005 was 3.66% compared to 4.07% at June 30, 2004, a decline of 41 basis points. Although our loan portfolio is substantially comprised of adjustable rate loans, most of the loans have initial periods of fixed interest rates ranging from two to seven years. As a result, our loan portfolio does not reprice immediately in response to changes in market interest rates. However, as the initial fixed interest rate period expires, the majority of our loan portfolio reprices based on the index (primarily 6 month LIBOR) to which the loans relate. Absent a high level of loan prepayments and falling market interest rates, we anticipate that our loan portfolio will reprice upward over the next several years.

Non-interest Income

Non-interest income totaled $256,000 in the second quarter of 2005, down $109,000 from a year ago. The decrease is primarily related to lower loan sale gains and lower loan prepayment fees in the quarter compared to same quarter in 2004.

Provision for Loan Losses

During the second quarter of 2005, a net provision recovery of $17,000 was recorded due to a change in the mix of the loan portfolio. The allowance for loan losses as a percentage of total loans was 0.60% at both June 30, 2005 and December 31, 2004.

Non-interest Expense

Non-interest expense totaled $2,047,000 in the second quarter of 2005, an increase of $45,000 from a year ago, primarily due to savings bad debt losses of $29,000 related to a terminated relationship with a check cashing business, and specific loss reserves of $22,000 established for certain overdrafted accounts.

Assets, Loan Originations and Deposits

At June 30, 2005, assets totaled $297.7 million, up $21.2 million, or 7.66%, from year-end 2004. During the first six months of 2005, slower loan originations resulted in a decrease of $1.0 million in net loans receivable from year-end 2004. In addition, investment securities available for sale decreased $4.0 million, while mortgage-backed securities (“MBS”) held to maturity increased $23.9 million. The build up in liquidity from loan and investment securities repayments, deposit inflows and borrowings was invested in short duration MBS.

Loan originations were $18.1 million for the six months ended June 30, 2005 compared to $68.7 million for the same period in 2004. Loan purchases totaled $10.3 million for the six months ended June 30, 2005 compared to $1.7 million for the same period in 2004. Loan repayments amounted to $31.0 million for the six months ended June 30, 2005 compared to $36.4 million for the same period in 2004. Strong competition for loans and the slower ramp up of retail lending volume has adversely affected growth in our loan portfolio.

Deposits totaled $208.2 million at June 30, 2005, up $12.3 million or 6.3% since the end of 2004. During the first six months of 2005, core deposits (NOW, demand, money market and passbook accounts) did not increase, compared to a $5.9 million increase for the same period in 2004. At June 30, 2005, core deposits represented 48.45% of total deposits compared to 51.13% at December 31, 2004.

Non-Performing Assets

Non-performing assets amounted to $113,000 at June 30, 2005 compared to $114,000 at December 31, 2004. The Bank’s non-performing assets to total assets ratio was 0.04% at both June 30, 2005 and December 31, 2004. At June 30, 2005, and December 31, 2004, the Bank had no loans in foreclosure or REO (real estate owned) properties.

Performance Ratios

For the three months ended June 30, 2005, the Company’s annualized return on average assets was 0.43% compared to 0.69% for the same period in 2004. The decline was primarily attributable to the decrease in net earnings in 2005. The annualized return on average equity also decreased to 8.12% for the three months ended June 30, 2005 compared to 12.79% for the same period in 2004. The annualized ratio of non-interest expense to average assets improved to 2.79% for the three months ended June 30, 2005 compared to 3.18% for the same period in 2004, reflecting the higher growth in average assets compared to the rate of growth in non-interest expense. The efficiency ratio was 79.84% for the three months ended June 30, 2005 compared to 73.33% for the same period in 2004, reflecting lower revenues compared to non-interest expense in 2005 compared to 2004.

About us

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential and commercial mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the City of Los Angeles, and one located in the nearby City of Inglewood, California. At June 30, 2005, the Bank met the capital requirements necessary to be deemed “well capitalized” for regulatory capital purposes.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Cash	$4,295	$3,998
Federal funds sold	6,100	3,500
Investment securities available for sale	—	3,980
Investment securities held to maturity	2,000	2,000
Mortgage-backed securities held to maturity	41,088	17,172
Loans receivable held for sale, at lower of cost or fair value	—	1,145
Loans receivable, net	233,158	234,196
Accrued interest receivable	1,200	1,056
Federal Home Loan Bank stock, at cost	3,123	2,827
Office properties and equipment, net	5,606	5,725
Other assets	1,155	939

Total assets	$297,725	$276,538

Liabilities and stockholders’ equity
Deposits	$208,248	$195,912
Advances from Federal Home Loan Bank	63,783	55,317
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	488	472
Deferred income taxes	986	982
Other liabilities	2,591	2,758

Total liabilities	282,096	261,441

Stockholders’ Equity:
Preferred non-convertible, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of series A and 100,000 shares of series B at June 30, 2005 and December 31, 2004	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 1,868,942 shares at June 30, 2005 and December 31, 2004; outstanding 1,520,347 shares at June 30, 2005 and December 31, 2004	19	19
Additional paid-in capital	10,459	10,425
Accumulated other comprehensive loss, net of taxes	—	(7)
Retained earnings-substantially restricted	10,030	9,561
Treasury stock-at cost, 348,595 shares at June 30, 2005 and December 31, 2004	(4,859)	(4,859)
Unearned Employee Stock Ownership Plan shares	(22)	(44)

Total stockholders’ equity	15,629	15,097

Total liabilities and stockholders’ equity	$297,725	$276,538

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Interest on loans receivable	$3,381	$3,285	$6,739	$6,397
Interest on mortgage-backed securities	460	67	703	193
Interest on investment securities	18	56	53	102
Other interest income	80	35	183	62

Total interest income	3,939	3,443	7,678	6,754

Interest on deposits	1,095	791	2,107	1,574
Interest on borrowings	536	287	1,007	470

Total interest expense	1,631	1,078	3,114	2,044

Net interest income before provision for loan losses	2,308	2,365	4,564	4,710
Provision for (recovery of) loan losses	(17)	—	(7)	—

Net interest income after provision for loan losses	2,325	2,365	4,571	4,710

Non-interest income:
Service charges	189	269	499	533
Gain on sale of loans held for sale	5	86	5	195
Gain (loss) on sale of securities	6	(9)	21	(21)
Other	56	19	89	39

Total non-interest income	256	365	614	746

Non-interest expense:
Compensation and benefits	1,161	1,160	2,373	2,317
Occupancy expense, net	282	275	575	530
Information services	156	166	308	332
Professional services	136	124	277	246
Office service and supplies	115	94	211	199
Other	197	183	337	326

Total non-interest expense	2,047	2,002	4,081	3,950

Earnings before income taxes	534	728	1,104	1,506
Income taxes	217	291	445	602

Net earnings	$317	$437	$659	$904

Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	$—	$(12)	$(8)	$207
Reclassification of realized net loss included in net earnings	—	—	20	(108)
Income tax effect	—	5	(5)	(38)

Other comprehensive income, net of tax	—	(7)	7	61

Comprehensive earnings	$317	$430	$666	$965

Net earnings	$317	$437	$659	$904
Dividends paid on preferred stock	(19)	(19)	(38)	(38)

Earnings available to common shareholders	$298	$418	$621	$866

Earnings per share-basic	$0.20	$0.28	$0.41	$0.54
Earnings per share-diluted	$0.19	$0.27	$0.39	$0.51
Dividend declared per share-common stock	$0.05	$0.05	$0.10	$0.09
Basic weighted average shares outstanding	1,515,575	1,470,702	1,514,389	1,611,361
Diluted weighted average shares outstanding	1,586,048	1,563,834	1,588,393	1,708,699

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2005	2004
Regulatory Capital Ratios:

Tangible capital	6.84%	7.28%
Core capital	6.84%	7.28%
Total Risk-Based capital	11.58%	10.64%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans	0.05%	0.03%

Non-performing assets as a percentage of total assets	0.04%	0.03%

Allowance for loan losses as a percentage of total gross loans	0.60%	0.57%

Allowance for loan losses as a percentage of non-performing loans	1250.44%	1660.76%

Allowance for losses as a percentage of non-performing assets	1250.44%	1660.76%

Non-performing assets:

Non-accrual loans	$113	$79
Real estate acquired through foreclosure	—	—

Total non-performing assets	$113	$79

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Performance Ratios:

Annualized return on average assets	0.43%	0.69%	0.45%	0.74%
Annualized return on average equity	8.12%	12.79%	8.53%	11.89%
Average equity to average assets	5.31%	5.43%	5.33%	6.23%
Annualized non-interest expense to average assets	2.79%	3.18%	2.81%	3.24%
Efficiency ratio (1)	79.84%	73.33%	78.81%	72.40%
Annualized net interest rate spread (2)	3.14%	3.82%	3.15%	3.91%
Annualized net interest margin (3)	3.23%	3.89%	3.24%	3.99%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Annualized net interest rate spread represents the difference between the annualized yield on average interest- earning assets and the annualized cost of interest bearing liabilities.
(3)	Annualized net interest margin represents the annualized net interest income as a percentage of average interest- earning assets.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Total assets	$297,725	$253,685	$297,725	$253,685
Total gross loans	$235,034	$229,736	$235,034	$229,736
Total equity	$15,629	$14,265	$15,629	$14,265
Average assets	$293,994	$251,671	$289,980	$244,116
Average loans	$231,950	$220,928	$232,850	$212,509
Average equity	$15,620	$13,669	$15,450	$15,201
Average interest-earning assets	$285,423	$243,465	$281,470	$235,970
Average interest-bearing liabilities	$274,550	$234,845	$270,494	$225,587
Net income	$317	$437	$659	$904
Total income	$2,564	$2,730	$5,178	$5,456
Non-interest expense	$2,047	$2,002	$4,081	$3,950
Efficiency ratio	79.84%	73.33%	78.81%	72.40%
Non-accrual loans	$113	$79	$113	$79
ALLL	$1,413	$1,312	$1,413	$1,312
REO-Allowance	$—	$—	$—	$—
Interest income	$3,939	$3,443	$7,678	$6,754
Interest expense	$1,631	$1,078	$3,114	$2,044
Net interest income	$2,308	$2,365	$4,564	$4,710